Exhibit 99.1

TO:	Directors and Executive Officers

FROM:	Anne T. Madden

DATE:	October 2, 2018

RE:	Required Blackout Notice – Spin-Off-Related Stock Trading Restrictions

As you know, Honeywell International Inc. (“Honeywell”) is conducting a spin-off (the “Spin-Off”) of Resideo Technologies, Inc. (“Resideo”), which is expected to close October 29, 2018, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement to be entered into prior to the Spin-Off and certain other transaction-related agreements. This notice informs you that, during a Blackout Period (as discussed further below) relating to the Spin-Off that will affect certain participants in both the Honeywell 401(k) Plan (previously known as the Honeywell Savings and Ownership Plan) and the Honeywell Puerto Rico Savings Plan (previously known as the Honeywell Puerto Rico Savings and Ownership Plan) (collectively, the “Savings Plans”), executive officers and directors will be prohibited from trading in Company Securities (as defined below), whether or not they participate in the Savings Plans.

The Spin-Off will impact the Honeywell Common Stock Fund in the Savings Plans (the “Stock Fund”). The Stock Fund is a unitized stock fund that consists primarily of shares of Honeywell common stock (the “Savings Plan Shares”). Participants will temporarily be unable to conduct certain transactions with respect to their Savings Plan account balances for a period during which the administrator for the Savings Plans will process the distribution of Resideo shares pursuant to the Spin-Off and during the settlement period for the Spin-Off. The period during which participants will be unable to transfer, sell or conduct other transactions with respect to Savings Plan Shares is called the “Blackout Period.” During the Blackout Period, participants who hold Savings Plan Shares will temporarily be unable to perform certain transactions involving the Stock Fund, including the following: (1) direct or diversify investments in the Stock Fund, (2) obtain a full distribution from the Savings Plans (partial distributions will be allowed only if they can be satisfied without impacting Stock Fund balances), or (3) exercise certain other rights generally available under the Savings Plans (e.g., rebalance, fund transfers, withdrawals, loan repayments). In addition, in-kind distributions from the Stock Fund will be restricted during the period starting on the record date and continuing through the end of the Blackout Period (cash distributions from the Stock Fund will continue to be available).

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the Blackout Period, you generally may not enter into any transaction with respect to shares of Honeywell common stock (including any derivative securities such as stock options) (“Company Securities”), whether or not you participate in the Savings Plans. Specifically, during the Blackout Period, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company Securities, including exercising stock options, if you acquired such Honeywell shares or equity awards in connection with your services as a director or executive officer of Honeywell (subject to certain narrow exceptions). This trading restriction includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations, or trusts in which you have a pecuniary interest).

The Blackout Period is currently expected to begin at 4:00 p.m., Eastern Time, on Friday, October 26, 2018 (the anticipated business day prior to the Spin-Off, which is currently expected to occur on Monday, October 29, 2018), and to end during the week beginning Sunday, October 28, 2018, with an expected ending by Saturday, November 3, 2018. We will notify you if the expected start of the Blackout Period changes, and we will notify you in advance if the expected end of the Blackout Period changes, unless it is not practicable to provide such advance notice.

There are limited exemptions to the foregoing restrictions, including: bona fide gifts and transactions involving Company Securities that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1 under the Exchange Act, provided that such Rule 10b5-1 plan was not entered into or modified during the Blackout Period and you were unaware of the actual or approximate beginning or ending dates of the Blackout Period at the time of the transaction. Proposed transactions should be discussed with Honeywell’s General Counsel, Anne T. Madden, before you or your family members take any action concerning Company Securities during this period.

Please note that the trading restrictions implemented because of the Blackout Period are in addition to other trading restrictions under Honeywell’s Securities Laws: Insider Trading and Corporate Disclosure Manual.

Questions regarding this notice or the Blackout Period (including questions regarding whether the Blackout Period has begun or ended) may be directed to HR Help at 1-877-258-3699, option 1, Monday through Friday, 8:30 a.m. to 8:30 p.m. Eastern Time. You may request a paper version of this notice by contacting HR Help. You may also address any questions by mail to:

Honeywell International Inc.

c/o Corporate Employee Benefits Department

Attention: Plan Administrator, Honeywell Savings Programs

115 Tabor Road

Morris Plains, NJ 07950

If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice, and may request a paper version of this notice at no charge by contacting HR Help as indicated above.